DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Unique Fabricating, Inc. (“we” or “our”) has one class of securities registered under the Securities Exchange Act of 1934, as amended, our common stock, $.001 par value per share. Our common stock is listed on the New York Stock Exchange American.
We are authorized to issue 15,000,000 shares of common stock, $0.001 par value per share. As of March 1, 2020, we had 9,979,147 shares of common stock outstanding and there were outstanding options to purchase 676,480 shares of common stock.
Common Stock
Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the classification of our board of directors into three classes, each nearly equal in number as possible, with each class of directors serving staggered three-year terms. Holders of our common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors, in its discretion, out of funds legally available for dividend payments. All outstanding shares of our common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations.
Effects of Anti-Takeover Provisions of Our Restated Certificate of Incorporation, Our Restated Bylaws and Delaware Law
The provisions of (1) Delaware law, (2) our amended and restated certificate of incorporation and (3) our amended and restated bylaws discussed below could discourage or make it more difficult to prevail in a proxy contest or otherwise effect a change in our management or the acquisition of control of us by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. These provisions also are intended to discourage certain tactics that may be used in proxy fights. These provisions also may have the effect of preventing changes in our management.
Delaware Statutory Business Combinations Provision.  We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.
Classified Board of Directors; Appointment of Directors to Fill Vacancies; Removal of Directors for Cause.  Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes as nearly equal in number as possible. Each year the stockholders elect the members of one of the three classes to a three-year term of office. All directors elected to our classified board of directors serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to increase the number of directors that comprise the board of directors and to fill any positions so created by any such increase and is permitted to specify the class to which any newly appointed director is assigned. The person filling any of these positions would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of holders of at least a majority of the common stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors. In addition, stockholders are unable to increase the number of directors that comprise the board of directors and fill such vacancies with persons approved by the stockholders.
Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.  Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting. For a special meeting, the notice must generally be delivered no less than 90 days nor more than 120 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, this business will not be conducted at the meeting.
Special Meetings of Stockholders.  Our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors or upon the written request of the holders of at least 15% of the voting power of the outstanding capital stock of the Company entitled to vote upon matters to be brought before the proposed special meeting, and may not be called by any other person or persons.
No Stockholder Action by Written Consent.  Our amended and restated certificate of incorporation does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.
Stockholders Not Entitled to Cumulative Voting.  Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose.
Choice of Forum
Our amended and restated certificate of incorporation, to the fullest extent permitted by law, provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed to the Company or the Company’s stockholders by any of the Company’s directors, officers, employees or agents, (iii) any action asserting a claim against the Company arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against the Company that is governed by the internal affairs doctrine. We may consent in writing to alternative forums. A stockholder of the Company is deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum.